[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.47

LICENSE AGREEMENT

This License Agreement (the “Agreement”) dated October 12, 2011 (the “Effective Date”), is between Virovek, Inc., a Delaware corporation (“Virovek”) with an address at 3521 Investment Boulevard, Suite 1, Hayward, California 94545, and Avalanche Biotechnologies, Inc., a Delaware corporation (“Avalanche”) with an address at 665 Third Street, Suite 250, San Francisco, California 94107.  Virovek and Avalanche shall each be a “Party” and together shall be the “Parties”.

Recitals

Whereas, Virovek has developed proprietary methods and materials for manufacturing adeno-associated virus (“AAV”) using baculovirus;

Whereas, Avalanche is a drug delivery company that specializes in the development of novel therapeutics for the treatment of ophthalmic diseases and conditions;

Whereas, Virovek and Avalanche desire to enter into a license agreement pursuant to which Avalanche would receive rights to use and further develop Virovek’s proprietary technology for the production of clinical and commercial scale quantities of Avalanche’s proprietary therapeutic products; and

Whereas, Virovek will also grant to Avalanche the right to develop, use and commercialize, itself or with or through third parties, Virovek’s proprietary technology for the production of other therapeutic products at clinical and commercial scale;

Now, Therefore, in consideration of the foregoing premises and the mutual covenants below, the Parties agree as follows:

Article 1

DEFINITIONS

The following terms, whenever used in this Agreement, shall have the following meanings:

1.1“Affiliate” means any entity that directly or indirectly controls, is controlled by or is under common control with the Party and for this purpose “control” means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of the entity whether through voting shares, securities or otherwise.

1.2“Applicable Laws” shall mean all federal, state and local laws statutes, rules, regulations, and ordinances, applicable to the development, manufacture, distribution, use and

Avalanche Confidential

Commercialization of Licensed Products throughout the world including without limitation, the applicable regulations and guidelines of any governmental authority including the FDA and foreign counterparts and all applicable good manufacturing practices together with amendments thereto.

1.3“Audit Trigger” means the date upon which Avalanche becomes obligated to pay to Virovek pursuant to this Agreement an aggregate of [*]

1.4“Avalanche Product” means a Licensed Product, whether it is a Standard Product or an Improved Product, that (i) is developed in whole or in part by Avalanche or its Affiliates, alone or with their Sublicensees, and (ii) incorporates any composition of matter potentially useful for the prevention, treatment or amelioration of a disease or condition, and/or is based on a method of treatment or use, that is covered by intellectual property rights controlled by Avalanche or its Affiliates other than those licensed to Avalanche by Virovek pursuant to this Agreement.

1.5“Calendar Quarter” means each three month period commencing on the first day of January, April, July and October in any given calendar year.

1.6“Combination Product” means a product that includes an Avalanche Product and at least one (1) Other Component.

1.7“Commercialize” means to use commercially, sell, have sold, offer for sale, market, promote, import, export or otherwise exploit a Licensed Product.

1.8“Confidential Information” means all non-publicly available information provided by one Party to the other Party, including without limitation any information that relates to the Licensed Product, or any gene sequences, genetic mutations, variations or polymorphisms, vectors, organisms, cells, cell lines, tissues, biochemical or physiological consequences of any genetic variation, research, technology, discoveries, data, inventions, assays, production processes, know-how, products, services, clients, partners, markets, employees, business plans and financial information.

1.9“Control” or “Controlled” means, with respect to any designated item or intellectual property right with respect to which a right or license is granted by a Party to the other hereunder, the ability and right (whether by ownership or license, other than pursuant to this Agreement) of the Party to grant such right or license as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party grants the other Party such right or license.

1.10“FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services and any successor agencies.

1.11“Field” means all fields of use.

1.12“Improved Product” means any Licensed Product incorporating or otherwise produced utilizing (i) technology or intellectual property that is Controlled by Avalanche (other than a Virovek Improvement) in addition to [*] or (ii) any Improvements conceived and reduced to practice in whole or in part by Avalanche following the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

1.13“Improvements” means any modification, development, enhancement, derivative, variation or improvement to the Virovek Technology, including, without limitation, a composition of matter, a method of making or using, a formulation, a configuration or other attribute of the materials, organisms, methods, media, production process flow, downstream processing and/or scaleability, or other items used to practice the Virovek Technology as it exists as of the Effective Date or as it is improved in the course of the Parties’ activities under this Agreement that is made by either Party in performing activities under this Agreement.

1.14“Know-How” shall mean any and all Confidential Information, trade secrets, technology, media, materials, samples, know-how, show-how, discoveries, algorithms, unpatented inventions, developments, improvements, techniques, methods, test methods, processes, protocols, recipes, data (including development data), instructions, formulae, drawings and specifications, whether or not patentable or protectable.

1.15“Law” shall mean any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental or Regulatory Authority in any jurisdiction.

1.16“Licensed Product” means any product that is made using or that incorporates the Virovek Technology (including any Virovek know-how) and/or a Virovek Improvement. For the avoidance of doubt, Licensed Products include Standard Products or Improved Products that incorporate Virovek Technology and/or Virovek Improvements, but shall not include products that do not incorporate any Virovek Technology or Virovek Improvements.

1.17“Net Sales” means the gross amount invoiced by or on behalf of Avalanche, its Affiliates and their respective Sublicensees for sales of Avalanche Products in the Territory (other than sales among Avalanche, its Affiliates or Sublicensees for subsequent resale, in which case the first sale to a Third Party that is not a Sublicensee or an Affiliate of a Sublicensee shall be used for calculation of Net Sales), less the following deductions if and to the extent they are (i) included in the gross invoiced sales price of Avalanche Products or otherwise directly incurred by Avalanche, its Affiliates and their respective Sublicensees with respect to the sale of Avalanche Products, and (ii) not otherwise deducted in computing other amounts hereunder: (a) Voluntary rebates, quantity and cash discounts, and other discounts to customers, [*] (b) taxes (except income taxes) and tariffs or duties paid, absorbed or allowed which are directly related to the sale of Avalanche Products, (c) credits, allowances, discounts and rebates to, and chargebacks for, spoiled, damaged, out-dated, rejected or returned Avalanche Products (including in connection with Avalanche Product withdrawals, expired Avalanche Product and Avalanche Product recalls), (d) actual freight and insurance costs, including without limitation the costs of export licenses, shipping, postage and handling charges, incurred in transporting Avalanche Products to customers, (e) discounts, retroactive price reductions, rebates or other payments required by government entities, government regulations, or Applicable Law, including any governmental medical assistance programs, and (f) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of Avalanche Products.

In the case of any sale or other disposal of Product for non-cash consideration, Net Sales shall be calculated as the fair market price of Avalanche Products in the country of sale or disposal. Notwithstanding the foregoing, provision of Avalanche Products for the purpose of conducting

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

pre-clinical or clinical research shall not be deemed to be a sale. For clarity, any Avalanche Products provided as free samples or as charitable donations shall not give rise to any Net Sales. Net Sales shall be determined in accordance with GAAP.

Notwithstanding the foregoing, in the event a Product is sold in a country in the Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

(i)

If the Avalanche Product contained in the Combination Product and Other Component(s) contained in the Combination Product each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the [*] in such country of the Avalanche Product sold separately in the same formulation and dosage, and B is the sum of the [*] in such country of such Other Component(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii)

If the Avalanche Product contained in the Combination Product is sold independently of the Other Component(s) contained in the Combination Product in such country, but the average gross selling price of such Other Component(s) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the [*] in such country of such Avalanche Product sold independently and C is the [*] in such country of the entire Combination Product, during the applicable Calendar Year.

(iii)

If the Other Component(s) contained in the Combination Product are sold independently of the Avalanche Product contained in the Combination Product in such country, but the average gross selling price of such Avalanche Product in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (1-(B/C)), where B is the [*] in such country of such Other Component(s) and C is the [*] in such country of the entire Combination Product, during the applicable Calendar Year.

(iv)

If the Avalanche Product contained in the Combination Product and Other Component(s) contained in the Combination Product are not sold separately in such country, or if they are sold separately but the average gross selling price of neither such Avalanche Product nor such Other Component(s) can be determined in such country, Net Sales of the Combination Product in such country will be [*]

1.18“Other Component” means, for purposes of Section 1.16, any therapeutically active pharmaceutical ingredient or delivery device other than an Avalanche Product.

1.19“Other Products” means any Licensed Product, whether it is a Standard Product or an Improved Product, that is not an Avalanche Product.

1.20“Patents” means (a) unexpired letters patent (including without limitation inventor’s certificates), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal, or any like filing thereof (“Issued Patents”), and (b) pending applications for letters patent, including without limitation any continuation,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

divisional, or continuation-in-part thereof, and any provisional or non-provisional applications (“Patent Applications”).

1.21“Regulatory Authority” means the FDA in the United States, and the equivalent regulatory authority or governmental entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of diagnostic products in any country or jurisdiction in the Territory other than the United States.

1.22“Standard Product” means any Licensed Product incorporating or otherwise produced utilizing technology disclosed in the Initial Patent Application as it exists as of the Effective Date, or any Virovek Improvement, but not any (i) technology or intellectual property that is Controlled by Avalanche in addition to that disclosed in the Initial Patent Application (other than a Virovek Improvement), or (ii) any Improvements conceived and reduced to practice by Avalanche following the Effective Date.

1.23“Sublicensee” means an Affiliate of Avalanche or a Third Party to which a sublicense is granted under the license granted to Avalanche in Section 2.1, in accordance with Section 2.3 and/or 2.4, including any Affiliate of Avalanche or Third Party that receives a further sublicense from another such Affiliate or Third Party sublicense.

1.24“Technology Transfer” means the transfer from Virovek to Avalanche, its Affiliates or its Sublicensees of the Licensed Know-How as provided in Section 7.1.

1.25“Territory” means worldwide.

1.26“Third Party Revenue” means all consideration received by Avalanche in consideration for the grant of a sublicense under the rights granted to Avalanche pursuant to Section 2.1 with respect to Other Products, excluding (i) equity investments made by Sublicensees in Avalanche, to the extent such investments do not exceed the fair market value of such equity, (ii) payment by Sublicensees to Avalanche as reimbursement of patent expenses or expenses related to Technology Transfer or technical support, in each case related to Other Products, (iii) payments by Sublicensees to Avalanche for research, development, and pre-clinical and clinical studies undertaken by Avalanche on behalf of Sublicensees or financing of research and development at Avalanche’s expense related to Other Products, (iv) payments for the supply of Other Products, or components and materials used for the production of Other Products, and  (v) amounts received in consideration for intellectual property rights that are not Virovek Patents or Virovek Know-How, as reasonably determined by Avalanche.

1.27“Third Party” means any entity other than Avalanche or Virovek, or an Affiliate of either of them.

1.28“Valid Claim” means for any country, a claim of an Issued Patent that has not expired or been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealed or unappealable decision or has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or a claim of a Patent Application that has been filed in good faith and not abandoned or withdrawn, and which has not been pending before the applicable patent office for a period [*] from the original

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

date of filing, provided that if a pending Patent Application becomes an Issued Patent at any time after the expiration of such [*] period, the claims of such Issued Patent shall be Valid Claims from the date upon which they issue.

1.29“Virovek Improvement” means any Improvement created or reduced to practice (either actually or constructively in a Patent Application or Issued Patent) solely by Virovek.

1.30“Virovek Know-How” means all Know-How Controlled by Virovek that is necessary or useful for the development, manufacture, use or Commercialization of Licensed Product, or otherwise for the practice of the Virovek Technology in the Field, including without limitation any technical data and characterizing specifications for the Standard Product or any Improved Product that is not publically available.

1.31“Virovek Patents” means all Patents Controlled by Virovek claiming inventions that are necessary or useful for the development, manufacture, use or Commercialization of Licensed Products, or otherwise for the practice of the Virovek Technology in the Field, [*] (the “Initial Patent Application”) and foreign counterparts as further described at Exhibit A, any continuations, continuations-in-part or divisionals or other Patents claiming priority to the Initial Patent Application or foreign counterparts thereto, and all Patents issuing from such Patents.

1.32“Virovek Technology” means the invention disclosed in the Initial Patent Application.

Article 2

GRANT OF LICENSES

2.1License to Avalanche. Subject to the terms and upon the conditions set forth in this Agreement, Virovek hereby grants, and Avalanche accepts, a royalty-bearing, non-exclusive, non-transferable, sublicensable license under the Virovek Patents and Virovek Know-How to develop, make, have made, use and Commercialize Licensed Products in the Field and in the Territory.

2.2Sublicensing. Subject to the terms and upon the conditions of this Agreement, Avalanche shall have the right to grant Sublicenses to Third Parties, provided that such Sublicenses are consistent with the applicable terms of this Agreement. No Sublicense granted by Avalanche under this Section 2.2 shall relieve Avalanche of its obligations of performance under this Agreement.

2.3Right of Notice and First Negotiation. In the event that Virovek enters into discussions or negotiations with respect to the terms under which Virovek may grant a license to any Third Party under the Virovek Patents and the Virovek Know-How (a “Third Party License”), Virovek will provide Avalanche with notice of such discussions or negotiations [*] Following receipt of such notice from Virovek, Avalanche shall have the first right to negotiate with Virovek terms and conditions for converting this license to an exclusive license [*] (an “Exclusive License”). If Avalanche desires to exercise such right, it shall so notify Virovek within [*] after receiving notice from Virovek. The Parties shall negotiate in good faith for a period of up

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

to [*] (the “Negotiation Period”) after Avalanche receives notice of Virovek’s discussions or negotiations with a Third Party. During the Negotiation Period, Virovek will suspend further discussions or negotiations with any Third Party in relation to a Third Party License. The Parties may extend the Negotiation Period by mutual written agreement for a period of up to [*]. If the Parties fail to execute an Exclusive License at the end of the Negotiation Period, [*]

Article 3

CONSIDERATION

3.1License Issue Fee. Avalanche shall pay to Virovek a license issue fee of [*], payable in two installments, in consideration for the rights granted to Avalanche under this Agreement:

(a)A one-time payment of [*] within [*]; and

(b)A one-time payment of [*] within [*]

The license issue fee is non-refundable and non-creditable against any milestone payments or royalties payable under this Agreement.

3.2Annual License Fee. Avalanche shall pay to Virovek an annual fee of [*] (the “Annual Fee”) to maintain the rights granted to it herein. The Annual Fee shall be payable to Virovek’s nominated bank account within [*] days of Avalanche’s receipt of a valid invoice from Virovek for the amount of the Annual Fee, which invoice shall be issued by Virovek following each anniversary of the Effective Date, commencing with the first anniversary of the Effective Date.

3.3Royalty Payments. In partial consideration for the license granted hereunder, and subject to the terms and conditions of this Agreement, subject to Section 3.9, Avalanche shall pay to Virovek during the Term a royalty (the “Royalty”) on incremental annual Net Sales of Avalanche Products by Avalanche, its Affiliates and Sublicensees, as follows:

Portion of Annual Net Sales of Avalanche Products	Royalty Percentage
[*]	[*]
>[*] ≤ [*]	[*]
>[*] ≤ [*]	[*]
>[*]	[*]

By way of example, if Net Sales of Avalanche Products equals [*] in a calendar year, the royalty rate on the first [*] of Net Sales will be [*] and the royalty rate on the remaining [*] of Net Sales will be [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

3.4Royalty Term; Abatement.

(a)Avalanche’s obligation to pay royalties with respect to each Avalanche Product pursuant to Section 3.3 in each country in the Territory shall apply and continue for so long as one or more Valid Claims of the Virovek Patents cover the manufacture, use or sale of such Avalanche Product in such country at the time when the Avalanche Product is manufactured, used or sold in such country.

(b)In the event that the total annual royalties (including the Royalty) that Avalanche is required to pay to Virovek and all other royalties payable by Avalanche, its Affiliates and Sublicensees to any Third Parties (together the “Royalty Recipients”) in connection with the development, manufacture or Commercialization of a given Avalanche Product exceed [*] the royalties payable to each of the Royalty Recipients shall be reduced [*]

3.5Royalty calculation and reporting.   Royalty obligations under this Article 3 shall begin to accrue upon the first date upon which a Net Sale of an Avalanche Product occurs. All royalty payment obligations that have accrued on Net Sales made during a Calendar Quarter shall be due and payable to Virovek [*] after the end of the Calendar Quarter. Together with any payment of such royalties, Avalanche shall send to Virovek a written report setting forth the following in detail information necessary to confirm the calculation of Net Sales of Avalanche Products and the royalty payments payable during such Calendar Quarter. If no royalty shall be due, Avalanche shall so report.

3.6Revenue Allocation. The Parties agree that any Third Party Revenue received by Avalanche from any Sublicensees will be shared between the Parties as follows:

(a)Third Party Revenue received with respect to Other Products that are Standard Products shall be apportioned [*] to Virovek, and [*]to Avalanche;

(b)Third Party Revenue received with respect to Other Products that are Improved Products shall be apportioned [*] Virovek, and [*] to Avalanche.

(c)Avalanche’s payment obligations under this Section 3.6 shall apply and continue for so long as one or more Valid Claims of the Virovek Patents cover the manufacture, use or sale of such Other Product in such country at the time when the Other Product is manufactured, used or sold in such country.

3.7Payment of Third Party Revenue. Avalanche shall account to Virovek and pay payments due to Virovek with respect to Third Party Revenue owed to Virovek pursuant to Section 3.6 [*] Avalanche will provide a statement specifying the total amount Avalanche received, the deductions from such revenues taken to calculate Third Party Revenue payments due pursuant to Section 3.6, and the net Third Party Revenue payable to Virovek. Avalanche shall pay all such amounts to Virovek’s nominated bank account.

3.8Payment Mechanics. All monies due to Virovek shall be paid in United States dollars. In the event that any Licensed Products shall be sold in a currency other than United States dollars, the Net Sales of Avalanche Products for the reporting period, or any other amounts upon

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

which payments are due to Virovek, shall be converted for the purpose of calculation of such royalty or amount into its equivalent dollar value [*] Any amounts not paid by Avalanche when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which Virovek has collected the funds in accordance herewith [*] Virovek will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are paid or required to be withheld by Avalanche for the benefit of Virovek on account of any royalty or other payments to Virovek under this Agreement, Avalanche will (a) deduct such taxes from the amount of royalty or other payments otherwise due to Virovek, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Virovek and certify its receipt by the taxing authority as promptly as practicable following such payment.

3.9Records. Avalanche shall keep and maintain full, true and accurate books of account containing all particulars that may be necessary for the purpose of confirming the amounts payable to Virovek pursuant to this Agreement. The books of account shall be kept at Avalanche’s principal place of business. The books of account and the supporting data shall be made available to an independent auditor reasonably acceptable to Virovek [*] starting in the year in which the Audit Trigger occurs, at reasonable times during normal business hours upon at least ten (10) days advance written notice. Such audit may be conducted as to Net Sales and payment-related records until the expiration of the [*] period following the end of the calendar year to which they pertain and shall be made available under this Section 3.9 for the sole purpose of verifying Avalanche’s royalty statement or compliance in other respects with this Agreement. The costs and expenses relating to such inspection shall be borne by Virovek, except that if an audit reveals that Avalanche’s royalties calculated for any quarter period were underpaid by more than [*], Avalanche shall bear the costs of such audit in full.

Article 4

DEVELOPMENT AND COMMERCIALIZATION

4.1Development and Commercialization.  Avalanche shall use commercially reasonable efforts to further develop and Commercialize for use in connection with Licensed Products in the Field the Virovek Technology, itself or with or through Third Party Sublicensees. Virovek shall use commercially reasonable efforts to cooperate with Avalanche’s efforts to further develop and Commercialize for use in connection with Licensed Products in the Field the Virovek Technology.

Article 5

IP OWNERSHIP; PATENT PROSECUTION AND ENFORCEMENT

5.1Limitation. Except as expressly set forth in this Agreement, neither Party is granted any license or other right with respect to intellectual property rights Controlled by the other Party.

5.2Ownership of Improvements. The Parties agree that ownership of all inventions and all intellectual property rights therein, arising out of any use of the Virovek Technology conducted under this Agreement, including without limitation Improvements and other inventions

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

that are made by employees, independent contractors, or agents of either Party shall be governed by US laws of inventorship. In relation to any jointly created Improvements, each Party shall own an equal undivided interest in such Improvements, with no duty of accounting to the other Party (subject to the remainder of this Section 5.2). The Parties agree that any Virovek Improvements, and Virovek’s ownership interest in any jointly created Improvements shall be included within the Virovek Patents or the Virovek Know-How and shall be subject to the terms of the licenses granted under this Agreement. For the avoidance of doubt, inventions developed solely by Avalanche shall belong to Avalanche, and inventions developed solely by Virovek shall belong to Virovek.

5.3Patent Prosecution. Virovek shall have the first right, at its sole cost and expense, to conduct and control prosecution, maintenance, challenges against validity and unenforceability or patentability with respect to the Virovek Patents. At Virovek’s reasonable request, Avalanche shall cooperate with and assist Virovek in connection with such activities. Virovek shall not abandon any of the Virovek Patents in the Territory without providing reasonable prior written notice to Avalanche of such intention to surrender and providing Avalanche an opportunity to assume responsibility for prosecution of such Licensed Patent, at its sole cost. If Avalanche elects to assume such responsibility, Virovek shall assign such Virovek Patent to Avalanche, and such Virovek Patent shall no longer be subject to this Agreement (and no claims of such Patent shall be eligible to be Valid Claims for purposes of Section 1.27).

5.4Enforcement of Virovek Technology. If either Party should become aware of any actual or threatened infringement or misappropriation by a Third Party of any rights included in the Virovek Patents or Virovek Know-How (a “Product Infringement”), it shall promptly notify the other Party in writing, and provide any available information relating to such alleged Product Infringement. Avalanche shall have the first right, but not the obligation, to bring or control, at its own expense, any enforcement action relating to such Product Infringement, but shall keep Virovek informed in relation to all significant decisions. Virovek shall reasonably cooperate in any such enforcement and as necessary, join or be joined as a party to such action, provided that Avalanche agrees to reimburse Virovek for all of its out-of-pocket costs, damages and expenses, including reasonable attorneys’ fees that Virovek may incur in relation to such assistance or joinder, including any award of costs against it in any judgment. If Avalanche elects not to bring a claim in relation to such Product Infringement, [*] Virovek shall then have the right, at its own expense, to enforce the Virovek Patents or Virovek Know-How. In the event that Virovek brings such an action, Avalanche shall reasonably cooperate in any such enforcement and as necessary, agree to join or be joined as a party to such action, provided that Virovek agrees to reimburse Avalanche for all of its out-of-pocket costs, damages and expenses, including reasonable attorneys’ fees that Avalanche may incur in relation to such assistance or joinder, including any award of costs against it in any judgment. In each case, any costs, expenses or damages hereunder to be reimbursed by the Party bringing the enforcement action shall be paid by the owing Party to the other Party [*] or receipt of evidence in writing that the costs, damages and expenses have been incurred. Any amount recovered in an action or suit to enforce the Virovek Patents or Virovek Know-How shall be returned to the Party bringing such action, after the reimbursement of each Party’s out-of-pocket costs, including reasonable attorneys’ fees, except that if Avalanche is the Party bringing such action, such amount shall be treated as Net Sales of Avalanche Products by Avalanche for the purposes of Section 3.3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

5.5Infringement of Third Party Intellectual Property Rights. If a Third Party brings a claim or allegation of infringement, by reason of the manufacture, use or sale of a Licensed Product in the Field and in the Territory, of such Third Party’s Patent rights, the Party first receiving notice of such claim or allegation shall notify the other Party in writing and shall share information relating thereto with such other Party (if necessary, pursuant to a common interest agreement).

Article 6

CONFIDENTIALITY

6.1Use, Nondisclosure. With respect to the Confidential Information of the other Party, each Party agrees, during the term of this Agreement and for [*] after this Agreement is terminated, or, in the case of Confidential Information that is a trade secret, until such Confidential Information is no longer a trade secret, as follows:

(a)Each Party shall hold the other Party’s Confidential Information in confidence and take reasonable precautions to protect the same (including, without limitation, all precautions such Party employs with respect to its own confidential information).

(b)Each Party agrees not to divulge the other Party’s Confidential Information to any Third Party unless approved in writing by the other Party, provided that in each case, such Third Party agrees to be bound by confidentiality provisions at least as restrictive as those contained in this Section 6;

(c)Each Party agrees not to make any use whatsoever at any time of the other Party’s Confidential Information, except for the purpose of performing the Party’s obligations under this Agreement;

(d)Each Party agrees not to use the other Party’s Confidential Information as the basis for beginning any new research and development programs; and

(e)Each Party agrees not to copy or reverse engineer the other Party’s Confidential Information.

6.2At the conclusion of this Agreement, each Party shall [*] either return the other’s Confidential Information in its possession (including all copies) or shall, at the disclosing Party’s direction, destroy such Confidential Information (including all copies) and certify its destruction to the disclosing Party.

6.3Exclusions. The term “Confidential Information” shall not include any information which: (a) is in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of the receiving Party, (b) is already in the receiving Party’s possession prior to disclosure hereunder (as reflected by such Party’s written records) or is subsequently disclosed to the receiving Party with no obligation of confidentiality by a third Party having the right to disclose it, (c) is independently developed by the receiving Party without reference to the disclosing Party’s Confidential Information, or (d) is required to be disclosed

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

pursuant to an order of any competent court or government agency or rules of a securities exchange with prior notice to disclosing Party, or as required by any Regulatory Authority, but shall notify the other Party prior to disclosing such information, and shall cooperate with the other Party using its commercially reasonable efforts either to enable the disclosing Party to seek protective measures for the Confidential Information, or to seek confidential treatment of such Confidential Information, and will use commercially reasonable efforts to limit any disclosure required to be made to any such agency to the minimum required for to meet the requirements of such order.

6.4Necessary disclosures: Each Party may disclose the Confidential Information it receives under this Agreement to (i) its employees, contractors and permitted Sublicensees, (ii) to a potential or actual acquirer of such Party or the assets of such Party to which this Agreement relates, (iii) for the purposes of Patent filing, prosecution and enforcement and (iv) to its advisors, provided that in each of (i), (ii) and (iv), the disclosure is limited to the extent required for the performance of either Party’s obligations under this Agreement, and provided that in each such case the individuals are subject to obligations of confidentiality in relation to such information no less stringent than those contained in this Agreement.

6.5Publicity. The Parties agree that no publicity release or announcement concerning the transactions contemplated hereby will be issued without the advance written consent of the other Parties, such consent not to be unreasonably withheld, except as such release or announcement may be required (a) by applicable Laws, (b) for filings with governmental agencies, (c) for prosecuting or defending litigation, and (d) for complying with applicable governmental regulations, court orders, and legal requirements, including filings with the U.S. Securities Exchange Commission and with Regulatory Authorities, in each of which cases the Party required to make such release or announcement will, to the extent reasonably practicable before making any such release or announcement, afford the other Parties with a reasonable opportunity to review and comment upon such release or announcement and use reasonable efforts to seek confidential treatment of such information.

Article 7

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

7.1Technology Transfer. As promptly as practicable but in any event no more than [*] after the Effective Date, Virovek shall make available to Avalanche any tangible copies of the Virovek Know-How in its Control (or copies thereof) that are necessary for Avalanche to exercise its rights under this Agreement.

7.2Compliance with Law. Each Party will comply in all material respects with all applicable Laws in performing its obligations and exercising its rights under this Agreement.

Article 8

REPRESENTATIONS AND WARRANTIES

8.1By Both Parties. Each Party represents and warrants the following:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

(a)it is duly organized, validly existing, and in good standing under the laws of the state and/or nation of its organization;

(b)it has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and grant the rights it purports to grant hereunder, and it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder;

(c)the Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms;

(d)the execution, delivery, and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with any provisions of its organizational documents, bylaws, any law or regulation applicable to it, or any agreement, instrument, order, judgment, or decree to which it is a Party or by which it is bound that would materially affect its ability to consummate the transaction contemplated hereby or impair the rights being granted to the other Party; and

(e)all necessary consents, approvals, and authorizations of all governmental authorities and other Third Parties required to be obtained by such Party in connection with the entry into this Agreement have been obtained.

8.2IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO THE VIROVEK PATENTS OR VIROVEK KNOW-HOW OR ANY OTHER MATTER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION BY VIROVEK AS TO THE VALIDITY OR SCOPE OF ANY OF THE VIROVEK PATENTS.

Article 9

INDEMNIFICATION

9.1Indemnity by Avalanche. Avalanche shall indemnify Virovek and its directors, officers, employees and agents from any costs, damages, liabilities or expenses (including reasonable legal fees and expenses) in connection with claims or actions brought by Third Parties (collectively, “Losses”) to the extent arising from the breach by or on behalf of Avalanche of its representations, warranties or obligations hereunder, or the negligence or willful misconduct of Avalanche, its Affiliates, independent contractors or Sublicensees.

9.2Indemnity by Virovek. Virovek shall indemnify Avalanche and its directors, officers, employees and agents from any Losses to the extent arising from the breach by or on

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

behalf of Virovek of its representations, warranties or obligations hereunder, or the negligence or willful misconduct of Virovek, its Affiliates or independent contractors.

9.3Conditions of Indemnification. The Indemnifying Party’s indemnity obligations as provided for in this Article 9 shall be conditioned upon the following:

(a)the Indemnified Party providing prompt written notice of the applicable Claim to the Indemnifying Party;

(b)the Indemnified Party permitting the Indemnifying Party to have sole control over the investigation, defense, or settlement of the applicable Claim;

(c)the Indemnified Party reasonably cooperating with the Indemnifying Party in the investigation and defense of such Claim; and

(d)the Indemnified Party’s agreement not to compromise or otherwise settle any such Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

9.4Insurance. Each Party shall maintain insurance in the amounts of [*].

9.5Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 9, OR DAMAGES AVAILABLE FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 6.

Article 10

TERM AND TERMINATION

10.1Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated by mutual agreement or in accordance with other provisions herein, shall remain in effect until the expiration or abandonment of the last of the Virovek Patents included in the Virovek Technology.

10.2Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:

(a)Avalanche Voluntary Termination. Avalanche may terminate this Agreement at any time by giving [*] written notice to Virovek.

(b)Termination For Default. Each Party shall have the right to terminate this Agreement for default due to the other Party’s uncured failure to comply in any material respect with the terms and conditions of this Agreement. At least [*] (or, in the case of Avalanche’s

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

failure to make any payment hereunder when due, [*]) prior to any such termination for default, the Party seeking to so terminate shall give the other Party written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 10.2(b), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) by the end of the applicable notice period, the other Party immediately may terminate this Agreement.

10.3Consequences of Expiration or Termination.

(a)In the event of expiration or any termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except as set forth in this Section 10.3.

(b)In the event of any termination (but not expiration) of this Agreement:

(i)All rights to the Virovek Technology and any Virovek Improvements shall revert to Virovek;

(ii)Avalanche shall immediately cease any use and/or exploitation of the Virovek Patents and Virovek Know-How and cease developing, using, manufacturing, selling, distributing and/or licensing any Licensed Product, either directly or indirectly, and shall cause its Affiliates, and require its Sublicensees, to do the same; and

(iii)Each Party shall, at its election, either deliver to the other Party or destroy, and shall cause its agents, consultants and Sublicensees to deliver to the other Party or destroy, all embodiments of the other Party’s Confidential Information or any part thereof in their possession, power or control; provided, however, that such Party may retain, and permit its Sublicensees to retain, one archival copy of such Confidential Information solely for purposes of monitoring its compliance with Article 6 hereof.

(c)Neither expiration of this Agreement, nor termination of this Agreement for any reason, shall relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no expiration or termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the Parties hereto under Sections 8.3, 10.1 and 10.3, and Articles 1, 6, 9 (but as to Sections 9.1 through 9.4 solely as to claims arising from activities during the term of this Agreement) and 11 and such other Sections as by their nature should survive, and such obligations shall survive any such expiration or termination.

Article 11

MISCELLANEOUS

11.1Assignment. Neither Party may assign this Agreement without prior written consent from the other Party, except that no such consent shall be required for either Party to assign its rights or transfer its obligations to its Affiliates or in connection with the sale or transfer of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

majority of its stock or all or substantially all of its assets to which this Agreement relates, whether as part of a merger, acquisition, or asset sale. Any assignment in violation of this Agreement will be null and void. This Agreement benefits and binds the parties and their respective successors and permitted assigns.

11.2Severability. If any provision or provisions of this Agreement shall, to any extent, be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. However, in case such invalidation or unenforceability injures the rights and interests of a Party, the Parties hereto shall renegotiate this Agreement in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.3Entirety of Agreement; Modification. This Agreement, together with all exhibits hereto, constitute the entire, final, and complete agreement and understanding between the Parties, and replace and supersede all prior discussions and agreements between them with respect to the subject matter hereof, [*] No modification or amendment to this Agreement shall be valid or binding upon the Parties hereto unless made in writing and duly executed on behalf of each of the Parties hereto.

11.4Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without giving effect to any choice of law principles that would require the application of the laws of a different state or country.

11.5Force Majeure. If a Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, earthquake, strike, lockout or other labor dispute, riot, war, rebellion, terrorist act, accidents, acts of God, failure of suppliers or any other similar cause, in each case to the extent beyond its reasonable control, said Party will promptly provide written notice of same to the other Parties. Such notice will identify the requirements of this Agreement or such of its obligations as may be affected, and such obligations will be suspended during the period of such disability, provided that the Party prevented from performing hereunder will use reasonable efforts to remove such disability and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance.

11.6Notice. Any notice required to be given by a Party in connection with this Agreement shall be given in the English language by prepaid airmail, express delivery service, or facsimile, and shall be deemed to have been given for all purposes (a) when received, if sent by express delivery service, (b) three (3) business days after mailing, if mailed by airmail, or (c) when received by recipient, if sent by facsimile transmission with electronic confirmation of transmission if transmission is confirmed during the recipient’s normal business hours, or otherwise on the recipient’s next business day. Unless otherwise specified in writing, the Parties’ addresses for notice purposes are as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

To Virovek:	3521 Investment Boulevard, Suite 1 Hayward, CA 94545 Attn: [*]
With a copy to (which shall not constitute notice):	[*]
To Avalanche:	665 Third Street, Suite 250 San Francisco, CA 94107 Attn: [*]
With a copy to (which shall not constitute notice):	[*]

11.7Dispute Resolution. If any dispute arises relating to this Agreement, prior to instituting any termination under Sections 10.2(b) or any lawsuit or other dispute resolution process on account of such dispute, the Parties will attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the CEOs of the Parties. If the CEOs are unable to resolve such dispute or agree upon a mechanism to resolve such dispute [*] after such matter is first submitted to them for resolution, then either Party may then submit such issue for resolution by a court of competent jurisdiction in California.

11.8Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except where the context otherwise requires, where used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “includes” and “including” as used herein means including, but not limited to.

11.9Use of Names. Neither Party will use the name or trademark of the other Party in relation to this Agreement in any advertising, press release or other form of publicity without the prior written consent of the other Party, such consent not to be unreasonably withheld. This restriction shall not apply to materials used by either Party solely for financing purposes or to documents available to the public that identify the existence of the Agreement.

11.10Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. For purposes of this Agreement and any other document required to be delivered pursuant to this Agreement, facsimiles or electronic copies of signatures shall be deemed to be original signatures. In addition, if any of the Parties sign facsimile copies of this Agreement, such copies shall be deemed originals.

11.11Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Avalanche Confidential

to the future enforcement of its rights under this Agreement unless such Party provides an express written and signed waiver as to a particular matter for a particular period of time.

[Remainder of page intentionally left blank]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Virovek, Inc.

By:

Name:

Title:

Date:

Avalanche Biotechnologies, Inc.

By:

Name:

Title:

Date:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

Virovek Patents

Patent Filing	Type	Territory	Filing Date
[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.